                                                                    EXHIBIT 99.1

                     PHOENIX FOOTWEAR GROUP, INC. ANNOUNCES
                           FIRST QUARTER 2003 RESULTS

Carlsbad, California, April 28, 2003 -- Phoenix Footwear Group, Inc. (Amex: PXG) announced today results for the first quarter ended March 29, 2003, which were on pace with the Company's prior annual guidance. Net sales totaled $9.2 million versus $10.8 million for the first quarter of 2002. Net income for the first quarter of 2003 was $375,000 versus $605,000 for the first quarter of 2002 and earnings per diluted share were $0.19 versus $0.33 for the prior year comparable period. Included in the first quarter results for 2003 were Other expenses totaling $476,000 or $0.15 per diluted share in costs associated with the previously disclosed corporate relocation and the discontinued Antigua Enterprises acquisition effort.

James R. Riedman, Chairman and CEO, commented, "While first quarter sales for our Trotters(R) and SoftWalk(R) shoe lines were impacted by the challenging retail environment, we are encouraged by the continued improvement in the profitability of our underlying business. Looking to the future, we remain focused on growing the distribution of our footwear brands while pursuing strategic acquisitions that will be accretive to earnings and that will maximize shareholder value. We are confident in the long-term outlook of our business and look forward to improving profitability as the year progresses."

Greg A. Tunney, President and Chief Operations Officer, added, "The domestic footwear market experienced considerable softness during the first quarter of 2003, with the majority of our retailing customers reporting period over period sales declines associated with unseasonably cold weather and continued war and economic concerns. Nonetheless, our brands were able to maintain their share of the available consumer dollars, and we remain optimistic in our ability to generate positive growth on both a sales and net income basis throughout the balance of this year."

RESULTS FOR THE FIRST QUARTER ENDED MARCH 29, 2003:

Net sales for the quarter ended March 29, 2003 decreased 14.7% to $9.2 million as compared to $10.8 million for the first quarter of 2002.

Gross profit in the first quarter of 2003 was $4.0 million or 43.7% of net sales as compared to $3.8 million or 35.5% of net sales in the first quarter of 2002. The improvement in gross margin as a percentage of net sales primarily relates to an improved product sales mix and a reduction in the volume of closeout sales.

Selling, general and administrative expenses as a percentage of net sales were 31.0% or $2.9 million in the first quarter 2003 versus 24.0% or $2.6 million for the comparable prior year period. This increase was primarily related to increased advertising and promotional expenses.

During the first quarter of 2003, interest expense amounted to $66,000 as compared to $232,000 in the prior year period. The decrease is a result of lower interest rates and average outstanding indebtedness during the current quarter as compared to the prior year period.

Additionally, in accordance with the Company's stock repurchase program approved by its Board of Directors in May 2002, the Company repurchased approximately 20,700 shares during the first quarter of 2003 at an average purchase price of $6.19.
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Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets casual and dress footwear. The Company's premium footwear brands include the Trotters(R) and SoftWalk(R) lines. The Company was ranked by Footwear News as the fastest growing footwear firm during the three-year period of 1999 to year-end 2001. Formerly known as Daniel Green Company (Nasdaq: DAGR), Phoenix Footwear Group is now traded on the American Stock Exchange under the symbol PXG.

Safe Harbor Statements Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual results and timing of the events may differ materially from the future results, timing, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause Phoenix Footwear's financial performance to be different include risks of changing consumer preference, inability to successfully design, develop or market its brands, competition from other footwear manufacturers, loss of key employees, general economic conditions and adverse factors impacting the footwear industry, and the inability of the Company to source its products due to political or economic factors or the imposition of trade or duty restrictions. The Company assumes no duty to update information contained in this press release at any time.

                         (See Attached Financial Tables)

CONTACTS:
Kenneth Wolf                                        Todd St.Onge
Chief Financial Officer                             Brainerd Communicators, Inc.
Phoenix Footwear Group, Inc.                        (212) 986-6667
(760) 602-9688
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                           PHOENIX FOOTWEAR GROUP, INC
                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                                                                          FOR THE QUARTER ENDED
                                                                               (UNAUDITED)
                                            ------------------------------------------------------------------------------
                                              MARCH 29,                                   MARCH 31,
                                                2003                                        2002
                                            -------------                              -------------
NET SALES                                   $   9,207,000                100.0%        $  10,793,000                 100.0%
Cost of goods sold                              5,187,000                 56.3%            6,960,000                  64.5%
                                            -------------                -----         -------------                 -----

GROSS PROFIT                                    4,020,000                 43.7%            3,833,000                  35.5%

OPERATING EXPENSES:
 Selling and administrative expenses            2,853,000                 31.0%            2,593,000                  24.0%
 Other expenses, net                              476,000                  5.2%                                        0.0%
                                            -------------                -----         -------------                 -----
  Total operating expenses                      3,329,000                 36.2%            2,593,000                  24.0%
                                            -------------                              -------------

INCOME FROM OPERATIONS                            691,000                  7.5%            1,240,000                  11.5%

Interest expense                                   66,000                  0.7%              232,000                   2.1%
                                            -------------                -----         -------------                 -----

INCOME BEFORE INCOME TAXES                        625,000                  6.8%            1,008,000                   9.3%

Income tax provision                              250,000                                    403,000
                                            -------------                              -------------

NET INCOME                                  $     375,000                  4.1%        $     605,000                   5.6%
                                            =============                              =============

EARNINGS PER COMMON SHARE:

Basic                                       $        0.20                              $        0.39
                                            =============                              =============
Diluted                                     $        0.19                              $        0.33
                                            =============                              =============

Weighted-average shares outstanding:
Basic                                           1,833,094                                  1,566,051
Diluted                                         1,931,568                                  1,889,173

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                          PHOENIX FOOTWEAR GROUP, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEET

                                                AS OF               AS OF
                                              MARCH 29,         DECEMBER 31,
ASSETS                                          2003                2002
                                            ------------        ------------
                                             (UNAUDITED)
Current assets:
 Cash                                       $  1,015,000        $  1,265,000
 Accounts receivable, net                      7,165,000           5,679,000
 Other accounts receivable                        15,000             316,000
 Inventories, net                              7,873,000           6,662,000
 Deferred taxes                                  297,000             297,000
 Other current assets                            786,000             185,000
                                            ------------        ------------
   Total current assets                       17,151,000          14,404,000

Property, Plant & Equipment, net               1,025,000           1,499,000
Intangible assets, net                         1,645,000           1,645,000
Other assets                                   1,394,000           1,406,000
                                             ------------        ------------
                                            $ 21,215,000        $ 18,954,000
                                            ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                           $  3,286,000        $  1,872,000
 Accrued expenses                              1,152,000           1,164,000
 Note payable - line of credit                         0                   0
 Notes payable - current                         750,000             750,000
 Liability to former stockholders              1,806,000           1,806,000
 Income taxes payable                            159,000                   0
                                            ------------        ------------
   Total current liabilities                   7,153,000           5,592,000

Notes Payable, non-current                     2,250,000           2,250,000
Deferred Income Tax                            1,000,000           1,000,000
                                            ------------        ------------
   Total liabilities                          10,403,000           8,842,000

Stockholders' equity                          10,812,000          10,112,000
                                            ------------        ------------
                                            $ 21,215,000        $ 18,954,000
                                            ============        ============

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                                   EXHIBIT A

Mark 1 (Word Mark):             SUM

Mark 2 (Word Mark):             SUM BUDDY

Mark 3 (Design Mark):



Mark 4 (Costume Mark):


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